Zions Bancorporation, N.A. One South Main Salt Lake City, UT 84133 October 19, 2020
www.zionsbancorporation.com
Third Quarter 2020 Financial Results: FOR IMMEDIATE RELEASE
Investor and Media Contact: James Abbott (801) 844-7637

Zions Bancorporation, N.A. Reports: 3Q20 Net Earnings¹ of $167 million, diluted EPS of $1.01 compared with 3Q19 Net Earnings¹ of $214 million, diluted EPS of $1.17, and 2Q20 Net Earnings¹ of $57 million, diluted EPS of $0.34

THIRD QUARTER RESULTS

$1.01	$167 million	3.06%	10.4%
Net earnings[1] per diluted common share	Net Earnings [1]	Net interest margin (“NIM”)	Common Equity Tier 1

THIRD QUARTER HIGHLIGHTS²

Net Interest Income and NIM	•	Net interest income was $555 million, compared with $567 million
	•	NIM was 3.06%, compared with 3.48%

Operating Performance	•	Pre-provision net revenue ("PPNR") was $277 million, down 9%
	•	Adjusted PPNR³ was $267 million, down 14%
	•	Noninterest expense was $442 million, up 7%
	•	Adjusted noninterest expense³ was $440 million, up 6%
	•	The efficiency ratio³ was 62.2%, compared with 57.3%
•
3Q20 results included a one-time $30 million charitable contribution, and when excluded:
–PPNR was $307 million, up 1%, and adjusted PPNR was $297 million, down 4%
–Noninterest expense was $412 million, down 1%
–Efficiency ratio was 58.0%, compared with 57.3%

Loans and Credit Quality	•	Net loans and leases were $54.7 billion, up $5.9 billion, or 12%, and included PPP loans of $6.8 billion
	•	Nonperforming assets were $372 million, or 0.8%, of loans (ex-PPP), compared with $237 million, or 0.5%, of loans
	•	The provision for credit losses was $55 million, compared with $10 million
	•	The allowance for credit losses was 1.9% of loans (ex-PPP), compared with 1.2% of loans
	•	Annualized net charge-offs of 0.38% of average loans, compared with 0.01%
	•	0.6% of loans (ex-PPP) were under a deferral related to COVID-19

Capital	•	The CET1 capital ratio was 10.4% at both September 30, 2020 and September 30, 2019

Notable items	•	Deposits were $67.1 billion, up $11.0 billion, or 20%, resulting in a loan-to-deposit ratio of 82%. Deposit growth has been assisted by various recent government stimulus programs.
	•	Credit valuation gain of $8 million, or $0.04 per share,[4] on client-related interest rate swaps

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO of Zions Bancorporation, commented, “Despite the headwinds of a challenging interest rate and credit environment, we are pleased with many aspects of the Bank’s third quarter performance. We’re particularly pleased by the resilience demonstrated by our customers in the face of the coronavirus pandemic. Approximately 9% of our borrowers availed themselves of loan modifications or short-term deferrals earlier this year, with 88% of deferred loans having completed the deferral period before August 1. At quarter-end, a mere 1.0% of those loans were delinquent 30 days or more, with an additional 0.2% having been charged off. Additionally, annualized net charge-offs for the entire loan portfolio were a very manageable 0.38%.”

Mr. Simmons continued, “The pandemic-induced recession has resulted in weak loan demand at Zions and across the industry, with the exception of residential mortgages, where we’ve experienced record production and income. At the same time, economic stimulus programs have produced substantial deposit growth, resulting in higher cash holdings and margin compression. We’ve worked at offsetting margin pressure through disciplined expense control, with the result that adjusted pre-provision net revenue has remained healthy.”

OPERATING PERFORMANCE[3]
1 Net Earnings is net earnings applicable to common shareholders.
2 Comparisons noted in the bullet points are calculated for the current quarter versus the same prior-year period, unless otherwise specified.
3 For information on non-GAAP financial measures and the reasons for which the Bank presents these numbers, see pages 18-21.
4 EPS calculations assume a 24.7% statutory tax rate.

ZIONS BANCORPORATION, N.A.
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October 19, 2020
Comparisons noted in the sections below are calculated for the current quarter versus the same prior-year period, unless otherwise specified. Growth rates of 100% or more are rendered as not meaningful as they are generally reflective of a low initial starting point.
RESULTS OF OPERATIONS

Net Interest Income and Margin
				3Q20 - 2Q20		3Q20 - 3Q19
(In millions)	3Q20	2Q20	3Q19	$	%	$	%
Interest and fees on loans	$505	$514	$581	$(9)	(2)%	$(76)	(13)%
Interest on money market investments	2	1	8	1	NM	(6)	(75)
Interest on securities	74	80	88	(6)	(8)	(14)	(16)
Total interest income	581	595	677	(14)	(2)	(96)	(14)
Interest on deposits	18	23	69	(5)	(22)	(51)	(74)
Interest on short and long-term borrowings	8	9	41	(1)	(11)	(33)	(80)
Total interest expense	26	32	110	(6)	(19)	(84)	(76)
Net interest income	$555	$563	$567	$(8)	(1)	$(12)	(2)
				bps		bps
Yield on interest-earning assets[1]	3.20%	3.41%	4.15%	(21)		(95)
Rate paid on total deposits and interest-bearing liabilities[1]	0.15%	0.19%	0.71%	(4)		(56)
Cost of total deposits[1]	0.11%	0.15%	0.50%	(4)		(39)
Net interest margin[1]	3.06%	3.23%	3.48%	(17)		(42)
1 Rates are calculated using amounts in thousands and taxable-equivalent rates are used where applicable.
Net interest income decreased $12 million, or 2%, to $555 million in the third quarter of 2020 from $567 million in the third quarter of 2019. Total interest income decreased $96 million, or 14%, due to a $76 million decrease in interest and fees on loans and a $14 million decrease in interest on securities; the decrease is primarily attributable to the lower interest rate environment, as the average balance of earning assets increased 12%. Interest expense decreased $84 million, or 76%, due to a $51 million decline in interest paid on deposits and a $33 million decline in interest paid on short and long-term borrowings attributable to lower rates paid on both categories as well as reduced borrowed funds. The decline in interest expense is also primarily attributable to the lower interest rate environment and partially attributable to reduced competitive pricing pressure for deposits. Additionally, strong deposit growth of $11 billion, or 20%, was assisted by various recent government stimulus programs, which reduced the need for borrowed funds.
The net interest margin declined to 3.06% in the third quarter of 2020, compared with 3.23% in the second quarter of 2020, and 3.48% in the same prior year period. The yield on average interest earning assets was 3.20%, a decrease of 21 basis points, compared with the second quarter of 2020, and a decrease of 95 basis points, compared with the third quarter of 2019. Average money market investments have increased to 4.3% of earning assets in the third quarter of 2020 from 2.2% a year ago, which has had a dilutive effect on the net interest margin.
The yield on average interest earning assets includes the dilutive effect of $6.8 billion of Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans with a yield of 3.03%, as compared with a yield on the non-PPP loan portfolio of 3.77%. Toward the end of the third quarter of 2020, the maturity dates of all the PPP
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loans were extended to five years, and beginning in October, the SBA initiated the PPP loan forgiveness process. These developments, and other potential future changes, will affect the interest income recognized and the effective yield of the PPP loans in future periods.
The yield on loans decreased 15 basis points relative to the second quarter of 2020, and 107 basis points from the year ago period, primarily due to the aforementioned decline in benchmark interest rates and continued competitive pricing pressure, which impacted loans across the Bank’s major loan categories. The yield on securities decreased 16 basis points relative to the second quarter of 2020, and 33 basis points from the year ago period, primarily from lower yields on mortgage-backed securities, which were also attributable to lower benchmark interest rates.
The annualized cost of total deposits for the third quarter of 2020 was 0.11%, compared with 0.15% for the second quarter of 2020, and 0.50% for the third quarter of 2019. The rate paid on total deposits and interest-bearing liabilities was 0.15% for the third quarter of 2020, a decrease from 0.19% for the second quarter of 2020, and from 0.71% for the third quarter of 2019. The decline in the rate paid on total deposits and interest-bearing liabilities was due to the reduction in rates paid, largely made possible because of lower benchmark interest rates, combined with strong deposit growth and a change in the mix of deposits, with average noninterest bearing deposits as a percentage of total deposits rising to 46% from 42% a year ago. The deposit growth also allowed the Bank to significantly reduce more-costly borrowed funds when compared with the third quarter of 2019.

Noninterest Income
				3Q20 - 2Q20		3Q20 - 3Q19
(In millions)	3Q20	2Q20	3Q19	$	%	$	%
Commercial account fees	$32	$30	$31	$2	7%	$1	3%
Card fees	21	19	24	2	11	(3)	(13)
Retail and business banking fees	17	15	20	2	13	(3)	(15)
Loan-related fees and income	32	27	21	5	19	11	52
Capital markets and foreign exchange fees	16	18	23	(2)	(11)	(7)	(30)
Wealth management and trust fees	14	15	16	(1)	(7)	(2)	(13)
Other customer-related fees	7	6	5	1	17	2	40
Customer-related fees	139	130	140	9	7	(1)	(1)
Fair value and nonhedge derivative income (loss)	8	(12)	(6)	20	NM	14	NM
Dividends and other income	6	3	10	3	NM	(4)	(40)
Securities gains (losses), net	4	(4)	2	8	NM	2	NM
Total noninterest income	$157	$117	$146	$40	34	$11	8

Total noninterest income for the third quarter of 2020 increased by $11 million, or 8%, to $157 million from $146 million for the third quarter of 2019. Total customer-related fees decreased slightly to $139 million from $140 million. Loan-related fees and income increased $11 million due to residential mortgage loan originations and sales, which benefited from the reduction in benchmark interest rates. Capital markets and foreign exchange fees decreased by $7 million due largely to reduced income from arranging interest rate hedges for our loan customers.
In the third quarter of 2020, the Bank recognized an $8 million positive credit valuation adjustment (“CVA”) on client-related interest rate swaps, compared with a $12 million negative CVA in the second quarter of 2020, and a $6
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ZIONS BANCORPORATION, N.A.
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million negative CVA in the prior year period. Dividends and other income decreased to $6 million in the third quarter of 2020 from $10 million in the third quarter of 2019, primarily due to lower dividends received from the Federal Home Loan Bank (“FHLB”), reflecting less FHLB activity stock held by the Bank.

Noninterest Expense
				3Q20 - 2Q20		3Q20 - 3Q19
(In millions)	3Q20	2Q20	3Q19	$	%	$	%
Salaries and employee benefits	$269	$267	$273	$2	1%	$(4)	(1)%
Occupancy, net	33	32	34	1	3	(1)	(3)
Furniture, equipment and software, net	32	32	34	—	—	(2)	(6)
Other real estate expense, net	—	—	(2)	—	NM	2	NM
Credit-related expense	6	6	2	—	—	4	NM
Professional and legal services	12	10	10	2	20	2	20
Advertising	7	3	6	4	NM	1	17
FDIC premiums	7	7	7	—	—	—	—
Other [1]	76	73	51	3	4	25	49
Total noninterest expense	$442	$430	$415	$12	3	$27	7
Adjusted noninterest expense [2]	$440	$402	$415	$38	9	$25	6
1    3Q20 includes a one-time $30 million charitable contribution, and 2Q20 includes a one-time $28 million pension plan termination-related expense.
2 For information on non-GAAP financial measures, see pages 18-21.
Noninterest expense for the third quarter of 2020 was $442 million, an increase of $27 million, or 7%, when compared with $415 million for the third quarter of 2019. The increase was attributable to a one-time $30 million donation to the Bank’s charitable foundation, which was related to the origination fees earned on PPP loans, and was reflected in Other noninterest expense. This increase in Other noninterest expense was partially offset by a $5 million decline in travel and entertainment expenses. Salaries and employee benefits expense declined $4 million, and includes $3 million of PPP-related bonuses. During the third quarter of 2020, advertising expense included $3 million associated with our efforts to retain new PPP lending clients.
Adjusted noninterest expense for the third quarter of 2020 increased $25 million, or 6%, to $440 million, and includes the previously discussed $30 million charitable contribution, compared with $415 million for the same prior year period. The efficiency ratio was 62.2% in the third quarter of 2020, compared with 57.3% for both the second quarter of 2020 and the third quarter of 2019. Excluding the $30 million charitable contribution, the efficiency ratio for the quarter ended September 30, 2020 would have been 58.0%. For information on non-GAAP financial measures, including differences between noninterest expense and adjusted noninterest expense, see pages 18-21.
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ZIONS BANCORPORATION, N.A.
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BALANCE SHEET ANALYSIS

Asset Quality
				3Q20 - 2Q20		3Q20 - 3Q19
(In millions)	3Q20	2Q20	3Q19	bps		bps
Ratio of nonperforming assets to loans and leases and other real estate owned	0.68%	0.62%	0.48%	6		20
Annualized ratio of net loan and lease charge-offs to average loans	0.38%	0.23%	0.01%	15		37
Ratio of total allowance for credit losses to loans[1] and leases outstanding, at period end	1.68%	1.66%	1.17%	2		51
Ratio of total allowance for credit losses to loans[1] and leases outstanding (excluding PPP loans), at period end	1.91%	1.88%	1.17%	3		74
				$	%	$	%
Classified loans	$1,639	$1,477	$799	$162	11%	$840	NM
Nonperforming assets	372	344	237	28	8	135	57
Net loan and lease charge-offs	52	31	1	21	68	51	NM
Provision for credit losses	55	168	10	(113)	(67)	45	NM
1 Does not include loans held for sale.
Net loan and lease charge-offs increased to $52 million in the third quarter of 2020, compared with $1 million in the third quarter of 2019. The ratio of nonaccrual loans and accruing loans past due 90 days or more to loans and leases (ex-PPP) was 0.78% for the third quarter of 2020, compared with 0.49% for the third quarter of 2019. The ratio of classified loans to total loans and leases (ex-PPP) was 3.4%, compared with 1.6% for the same periods, respectively.
During 2020, the Bank provided payment deferrals or other payment modifications related to COVID-19 hardships, representing about $4.3 billion of total loan balances. Of this amount, $3.6 billion, or 84%, had payments deferred, and the remaining $0.7 billion, or 16%, had their regularly scheduled payments otherwise modified. At September 30, 2020, less than $300 million, or 0.6%, of total loan balances (ex-PPP) were actively in deferral, including re-deferrals. Of the $4.0 billion of total loan balances at September 30, 2020 that, at one point, had their payments deferred or otherwise modified, approximately $40 million, or 1.0%, were 30 days or more past due.
The Bank recorded a $55 million provision for credit losses during the third quarter of 2020, compared with $168 million during the second quarter of 2020, and $10 million for the third quarter of 2019. The allowance for credit losses was $917 million at September 30, 2020, compared with $572 million at September 30, 2019, and was 1.68% of total loans and leases, which included $6.8 billion of PPP loans. The ratio of total allowance for credit losses to total loans and leases (ex-PPP) was 1.91%, compared with 1.88% at June 30, 2020, and 1.17% at September 30, 2019. The increase in the allowance for credit losses, compared with the same prior year period, is almost entirely due to experienced and expected economic stress caused by the COVID-19 pandemic.
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ZIONS BANCORPORATION, N.A.
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Loans and Leases
				3Q20 - 2Q20		3Q20 - 3Q19
(In millions)	3Q20	2Q20	3Q19	$	%	$	%
Loans held for sale	$89	$105	$141	$(16)	(15)%	$(52)	(37)%
Loans and leases:
Commercial – excluding PPP loans	24,704	25,018	25,287	(314)	(1)	(583)	(2)
Commercial – PPP loans	6,810	6,690	—	120	2	6,810	NM
Commercial real estate	12,027	11,954	11,816	73	1	211	2
Consumer	11,204	11,467	11,732	(263)	(2)	(528)	(5)
Loans and leases, net of unearned income and fees	54,745	55,129	48,835	(384)	(1)	5,910	12
Less allowance for loan losses	853	860	510	(7)	(1)	343	67
Loans and leases held for investment, net of allowance	$53,892	$54,269	$48,325	$(377)	(1)	$5,567	12

Loans and leases, net of unearned income and fees, increased $5.9 billion, or 12%, to $54.7 billion at September 30, 2020, from $48.8 billion at September 30, 2019, primarily due to the origination of PPP loans. Excluding PPP loans, commercial and industrial loans decreased by $1.3 billion, as the stressed economic environment adversely impacted demand for these loans. This decrease was partially offset by increases of $521 million in municipal loans and $212 million in owner-occupied commercial loans. Term commercial real estate loans increased $260 million. Consumer loans decreased $528 million, which was spread across all consumer loan subcategories. Unfunded lending commitments and letters of credit increased $1.2 billion, or 5.1%, to $24.8 billion at September 30, 2020, from $23.6 billion at September 30, 2019, primarily due to a decrease in commitment utilization.

Oil and Gas-Related Exposure[1]

(In millions)	3Q20	2Q20	3Q19	4Q14
Loans and leases
Upstream	$965	$1,034	$1,015	$1,107
Midstream	853	909	867	579
Oil and gas services	417	460	461	1,277
Downstream	210	226	197	110
Total loan and lease balances	2,445	2,629	2,540	3,073
Unfunded lending commitments	1,884	1,916	2,158	2,700
Total oil and gas credit exposure	$4,329	$4,545	$4,698	$5,773

Credit quality measures
Nonaccrual loan ratio	3.2%	2.7%	0.7%	0.6%
Ratio of nonaccrual loans that are current	74.4%	69.4%	52.9%	58.8%
Net charge-off ratio, annualized[2]	3.4%	—%	(0.2)%	—%
1Because many borrowers operate in multiple businesses, judgment has been applied in characterizing a borrower as oil and gas-related, including a particular segment of oil and gas-related activity, e.g., upstream or midstream; typically, 50% of revenues coming from the oil and gas sector is used as a guide.
2Calculated as the ratio of annualized net charge-offs for each respective period to loan balances at each period end.
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ZIONS BANCORPORATION, N.A.
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At September 30, 2020, oil and gas-related loans represented 5% of the total loan portfolio, compared with 8% at December 31, 2014, or the beginning of the last energy cycle. Due to active risk management of the portfolio, the mix of oil and gas-related loans at September 30, 2020 consists of 39% upstream, 35% midstream, 17% oil and gas-related services, and 9% downstream, compared with 36%, 19%, 42%, and 3%, respectively, at December 31, 2014. We use disciplined underwriting practices to mitigate the risk associated with upstream lending activities. Upstream loans are made to reserve-based borrowers, where approximately 82% of those loans are collateralized by the value of the borrower’s oil and gas reserves. For the third quarter of 2020, the oil and gas-related classified loan ratio was 10.6%, the annualized net charge-off ratio was 3.4%, and the allowance for credit losses related to oil and gas-related loans was 5.4%.

Deposits and Borrowed Funds
				3Q20 - 2Q20		3Q20 - 3Q19
(In millions)	3Q20	2Q20	3Q19	$	%	$	%
Noninterest-bearing demand	$31,338	$30,714	$23,770	$624	2%	$7,568	32%
Interest-bearing:
Savings and money market	32,305	31,307	27,427	998	3	4,878	18
Time	3,451	3,663	4,942	(212)	(6)	(1,491)	(30)
Total deposits	$67,094	$65,684	$56,139	$1,410	2	$10,955	20

Borrowed funds:
Federal funds purchased and other short-term borrowings	$1,252	$860	$4,579	$392	46	$(3,327)	(73)
Long-term debt	1,347	1,353	1,242	(6)	—	105	8
Total borrowed funds	$2,599	$2,213	$5,821	$386	17	$(3,222)	(55)

Total deposits increased by $11.0 billion, or 20%, to $67.1 billion as of September 30, 2020, primarily due to a $7.6 billion increase in noninterest-bearing deposits, which was assisted by various recent government stimulus programs.
Average total deposits increased to $66.5 billion for the third quarter of 2020, compared with $55.3 billion for the third quarter of 2019. Average noninterest-bearing deposits increased 32% to $30.8 billion for the third quarter of 2020, compared with $23.4 billion for the third quarter of 2019, and were 46% and 42% of average total deposits, respectively, for the same periods.
Total borrowed funds decreased $3.2 billion, or 55%, to $2.6 billion as of September 30, 2020. Average borrowed funds decreased to $2.4 billion for the third quarter of 2020, compared with $6.3 billion for the third quarter of 2019. The decrease in both end-of-period and average borrowed funds reflects less reliance on federal funds purchased and other short-term borrowings due to the strength of deposit growth, which significantly exceeded earning asset growth over this period.
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ZIONS BANCORPORATION, N.A.
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Shareholders’ Equity
				3Q20 - 2Q20		3Q20 - 3Q19
(In millions)	3Q20	2Q20	3Q19	$	%	$	%
Shareholders’ equity:
Preferred stock	$566	$566	$566	$—	—%	$—	—%
Common stock and additional paid-in capital	2,680	2,675	3,002	5	—	(322)	(11)
Retained earnings	4,090	3,979	3,892	111	3	198	5
Accumulated other comprehensive income	332	355	49	(23)	(6)	283	NM
Total shareholders' equity	$7,668	$7,575	$7,509	$93	1	$159	2

Capital distributions:
Common dividends paid	$56	$56	$60	$—	—	$(4)	(7)
Bank common stock repurchased	—	—	275	—	NM	(275)	NM
Total capital distributed to common shareholders	$56	$56	$335	$—	—	$(279)	(83)

Shareholder’s Equity
During the third quarter of 2020, the Bank’s common stock dividend was $0.34 per share, the same as the third quarter of 2019. Accumulated other comprehensive income improved $283 million, from $49 million as of September 30, 2019, to $332 million as of September 30, 2020. The improvement was primarily a result of increases in the fair value of available-for-sale securities due to changes in interest rates. Weighted average diluted shares outstanding decreased 18.1 million from the third quarter of 2019, primarily due to the expiration of 29.2 million ZIONW warrants on May 22, 2020 and common share repurchases that mostly occurred during the fourth quarter of 2019.
Tangible book value per common share increased to $37.11 at September 30, 2020, compared with $34.80 at September 30, 2019. Basel III common equity tier 1 (“CET1”) capital was $5.8 billion at September 30, 2020 and $5.9 billion at September 30, 2019. The estimated Basel III CET1 capital ratio was 10.4% at both September 30, 2020 and September 30, 2019. For information on non-GAAP financial measures, see pages 18-21.
On January 1, 2020, the Bank adopted Accounting Standards Update (“ASU”) 2016-13, Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and its subsequent updates, often referred to as the Current Expected Credit Loss ("CECL") accounting standard. The OCC, Federal Reserve and FDIC issued a joint statement on March 27, 2020, revised on April 7, 2020, with proposed guidance for banking institutions that have adopted CECL in 2020. The Bank adopted the provisions of this interim final rule, which allows banks to add back, for regulatory capital purposes only, a transition adjustment related to CECL beginning with the first quarter 2020 financial statements. The adoption of these provisions improved our CET1 capital ratio at September 30, 2020 by 14 basis points.
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ZIONS BANCORPORATION, N.A.
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Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website, which will be used to discuss these third quarter results at 5:30 p.m. ET this afternoon (October 19, 2020). Media representatives, analysts, investors and the public are invited to join this discussion by calling (253) 237-1247 (domestic and international) and entering the passcode 9257335, or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation website at zionsbancorporation.com. The webcast of the conference call will also be archived and available for 30 days.
About Zions Bancorporation, N.A.
Zions Bancorporation, N.A. is one of the nation's premier financial services companies with annual net revenue of $2.8 billion in 2019 and more than $75 billion of total assets. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington and Wyoming. The Bank is a consistent recipient of national and state-wide customer survey awards in small and middle-market banking, as well as a leader in public finance advisory services and Small Business Administration lending, recently ranking as the 9th largest provider in the U.S. of the SBA’s Paycheck Protection Program loans. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at zionsbancorporation.com.
Forward-Looking Information
This earnings release includes “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and assumptions regarding future events or determinations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, market trends, industry results or regulatory outcomes to differ materially from those expressed or implied by such forward-looking statements.
Without limiting the foregoing, the words “forecasts,” “targets,” “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “projects,” “should,” “would,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about future financial and operating results. Actual results and outcomes may differ materially from those presented, either expressed or implied, in the release. Important risk factors that may cause such material differences include, but are not limited to, the effects of the spread of the virus commonly referred to as the coronavirus or COVID-19 (and other potentially similar pandemic situations) and associated impacts on general economic conditions on, among other things, our customers’ ability to make timely payments on obligations, fee income revenue due to reduced loan origination activity and card swipe income, operating expense due to alternative approaches to doing business, and so forth; the Bank’s ability to meet operating leverage goals; the rate of change of interest-sensitive assets and liabilities relative to changes in benchmark interest rates; the ability of the Bank to upgrade its core deposit system and implement new digital products in order to remain competitive; risks associated with information security, such as
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systems breaches and failures; and legislative, regulatory and economic developments. These risks, as well as other factors, are discussed in the Bank’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (SEC) and available at the SEC’s Internet site (https://www.sec.gov/). In addition, you may obtain documents filed with the SEC by the Bank free of charge by contacting: Investor Relations, Zions Bancorporation, N.A., One South Main Street, 11th Floor, Salt Lake City, Utah 84133, (801) 844-7637.
We caution you against undue reliance on forward-looking statements, which reflect our views only as of the date they are made. Except as may be required by law, Zions Bancorporation, N.A. specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

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ZIONS BANCORPORATION, N.A.
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FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In millions, except share, per share, and ratio data)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
BALANCE SHEET [1]
Loans held for investment, net of allowance	$53,892	$54,269	$49,197	$48,214	$48,325
Total assets	78,357	76,447	71,467	69,172	70,361
Deposits	67,094	65,684	57,518	57,085	56,139
Total shareholders’ equity	7,668	7,575	7,472	7,353	7,509
STATEMENT OF INCOME
Net earnings applicable to common shareholders	$167	$57	$6	$174	$214
Net interest income	555	563	548	559	567
Taxable-equivalent net interest income [2]	562	569	555	566	574
Total noninterest income	157	117	134	152	146
Total noninterest expense	442	430	408	472	415
Adjusted pre-provision net revenue [2]	267	300	299	275	309
Provision for credit losses	55	168	258	4	10
SHARE AND PER COMMON SHARE AMOUNTS
Net earnings per diluted common share	$1.01	$0.34	$0.04	$0.97	$1.17
Dividends	0.34	0.34	0.34	0.34	0.34
Book value per common share [1]	43.30	42.74	42.15	41.12	40.75
Tangible book value per common share [1,2]	37.11	36.56	35.96	34.98	34.80
Weighted average share price	32.09	31.53	41.02	48.39	43.04
Weighted average diluted common shares outstanding (in thousands)	163,779	164,425	172,998	178,718	181,870
Common shares outstanding (in thousands) [1]	164,009	163,978	163,852	165,057	170,373
SELECTED RATIOS AND OTHER DATA
Return on average assets	0.89%	0.35%	0.08%	1.04%	1.25%
Return on average common equity	9.4%	3.3%	0.3%	10.1%	12.1%
Return on average tangible common equity [2]	11.0%	3.8%	0.4%	11.8%	14.2%
Net interest margin	3.06%	3.23%	3.41%	3.46%	3.48%
Cost of total deposits, annualized	0.11%	0.15%	0.36%	0.44%	0.50%
Efficiency ratio [2]	62.2%	57.3%	57.7%	61.3%	57.3%
Effective tax rate	18.6%	19.5%	12.5%	22.1%	22.9%
Ratio of nonperforming assets to loans and leases and other real estate owned	0.68%	0.62%	0.56%	0.51%	0.48%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.38%	0.23%	0.06%	0.18%	0.01%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.68%	1.66%	1.56%	1.14%	1.17%
Full-time equivalent employees	9,726	9,859	9,879	10,188	10,255
CAPITAL RATIOS AND DATA [1]
Common equity tier 1 capital	$5,804	$5,696	$5,667	$5,719	$5,871
Risk-weighted assets [3]	55,654	55,878	56,861	56,039	56,298
Tangible common equity ratio	7.9%	7.9%	8.4%	8.5%	8.5%
Common equity tier 1 capital ratio [3]	10.4%	10.2%	10.0%	10.2%	10.4%
Tier 1 leverage ratio [3]	8.3%	8.4%	9.0%	9.2%	9.3%
Tier 1 risk-based capital ratio [3]	11.4%	11.2%	11.0%	11.2%	11.4%
Total risk-based capital ratio [3]	13.7%	13.5%	13.2%	13.2%	12.6%
1    At period end.
2    For information on non-GAAP financial measures, see pages 18-21.
3 Current period ratios and amounts represent estimates.
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ZIONS BANCORPORATION, N.A.
Press Release – Page 12
October 19, 2020
CONSOLIDATED BALANCE SHEETS

(In millions, shares in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$576	$570	$730	$705	$796
Money market investments:
Interest-bearing deposits	856	1,579	1,225	743	1,149
Federal funds sold and security resell agreements	2,804	266	550	484	504
Investment securities:
Held-to-maturity[1], at amortized cost	592	688	585	592	658
Available-for-sale, at fair value	14,662	14,201	14,231	13,725	14,033
Trading account, at fair value	198	160	160	182	280
Total securities, net of allowance	15,452	15,049	14,976	14,499	14,971
Loans held for sale	89	105	140	129	141
Loans and leases, net of unearned income and fees	54,745	55,129	49,927	48,709	48,835
Less allowance for loan losses	853	860	730	495	510
Loans held for investment, net of allowance	53,892	54,269	49,197	48,214	48,325
Other noninterest-bearing investments	830	813	916	898	982
Premises, equipment and software, net	1,187	1,173	1,144	1,142	1,146
Goodwill and intangibles	1,016	1,014	1,014	1,014	1,014
Other real estate owned	6	5	6	8	4
Other assets	1,649	1,604	1,569	1,336	1,329
Total assets	$78,357	$76,447	$71,467	$69,172	$70,361
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$31,338	$30,714	$24,380	$23,576	$23,770
Interest-bearing:
Savings and money market	32,305	31,307	28,901	28,790	27,427
Time	3,451	3,663	4,237	4,719	4,942
Total deposits	67,094	65,684	57,518	57,085	56,139
Federal funds purchased and other short-term borrowings	1,252	860	3,765	2,053	4,579
Long-term debt	1,347	1,353	1,795	1,723	1,242
Reserve for unfunded lending commitments	64	54	47	59	62
Other liabilities	932	921	870	899	830
Total liabilities	70,689	68,872	63,995	61,819	62,852
Shareholders’ equity:
Preferred stock, without par value; authorized 4,400 shares	566	566	566	566	566
Common stock[2] ($0.001 par value; authorized 350,000 shares) and additional paid-in capital	2,680	2,675	2,668	2,735	3,002
Retained earnings	4,090	3,979	3,979	4,009	3,892
Accumulated other comprehensive income	332	355	259	43	49
Total shareholders’ equity	7,668	7,575	7,472	7,353	7,509
Total liabilities and shareholders’ equity	$78,357	$76,447	$71,467	$69,172	$70,361
[1] Held-to-maturity (approximate fair value)	$596	$691	$587	$597	$662
[2] Common shares (issued and outstanding)	164,009	163,978	163,852	165,057	170,373
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ZIONS BANCORPORATION, N.A.
Press Release – Page 13
October 19, 2020
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
(In millions, except share and per share amounts)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Interest income:
Interest and fees on loans	$505	$514	$532	$557	$581
Interest on money market investments	2	1	8	7	8
Interest on securities	74	80	82	83	88
Total interest income	581	595	622	647	677
Interest expense:
Interest on deposits	18	23	51	62	69
Interest on short- and long-term borrowings	8	9	23	26	41
Total interest expense	26	32	74	88	110
Net interest income	555	563	548	559	567
Provision for credit losses:
Provision for loan losses	45	161	240	7	8
Provision for unfunded lending commitments	10	7	18	(3)	2
Total provision for credit losses	55	168	258	4	10
Net interest income after provision for credit losses	500	395	290	555	557
Noninterest income:
Commercial account fees	32	30	31	31	31
Card fees	21	19	21	23	24
Retail and business banking fees	17	15	19	20	20
Loan-related fees and income	32	27	26	19	21
Capital markets and foreign exchange fees	16	18	24	19	23
Wealth management and trust fees	14	15	16	16	16
Other customer-related fees	7	6	6	6	5
Customer-related fees	139	130	143	134	140
Fair value and nonhedge derivative income (loss)	8	(12)	(11)	6	(6)
Dividends and other income	6	3	8	10	10
Securities gains (losses), net	4	(4)	(6)	2	2
Total noninterest income	157	117	134	152	146
Noninterest expense:
Salaries and employee benefits	269	267	274	305	273
Occupancy, net	33	32	33	34	34
Furniture, equipment and software, net	32	32	32	34	34
Other real estate expense, net	—	—	—	—	(2)
Credit-related expense	6	6	4	5	2
Professional and legal services	12	10	12	13	10
Advertising	7	3	3	3	6
FDIC premiums	7	7	5	6	7
Other	76	73	45	72	51
Total noninterest expense	442	430	408	472	415
Income before income taxes	215	82	16	235	288
Income taxes	40	16	2	52	66
Net income	175	66	14	183	222
Preferred stock dividends	(8)	(9)	(8)	(9)	(8)
Net earnings applicable to common shareholders	$167	$57	$6	$174	$214
Weighted average common shares outstanding during the period:
Basic shares (in thousands)	163,608	163,542	164,143	167,078	173,160
Diluted shares (in thousands)	163,779	164,425	172,998	178,718	181,870
Net earnings per common share:
Basic	$1.01	$0.34	$0.04	$1.03	$1.23
Diluted	1.01	0.34	0.04	0.97	1.17
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ZIONS BANCORPORATION, N.A.
Press Release – Page 14
October 19, 2020
Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Commercial:
Commercial and industrial	$13,543	$14,076	$15,533	$14,760	$14,846
PPP	6,810	6,690	—	—	—
Leasing	319	324	331	334	332
Owner occupied	8,136	8,083	8,045	7,901	7,924
Municipal	2,706	2,535	2,483	2,393	2,185
Total commercial	31,514	31,708	26,392	25,388	25,287
Commercial real estate:
Construction and land development	2,298	2,367	2,257	2,211	2,347
Term	9,729	9,587	9,484	9,344	9,469
Total commercial real estate	12,027	11,954	11,741	11,555	11,816
Consumer:
Home equity credit line	2,797	2,856	2,958	2,917	2,930
1-4 family residential	7,209	7,393	7,567	7,568	7,506
Construction and other consumer real estate	633	640	629	624	637
Bankcard and other revolving plans	431	437	488	502	494
Other	134	141	152	155	165
Total consumer	11,204	11,467	11,794	11,766	11,732
Loans and leases, net of unearned income and fees	$54,745	$55,129	$49,927	$48,709	$48,835

Nonperforming Assets
(Unaudited)

(In millions)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Nonaccrual loans[1]	$366	$339	$274	$243	$233
Other real estate owned	6	5	6	8	4
Total nonperforming assets	$372	$344	$280	$251	$237
Ratio of nonperforming assets to loans[1] and leases and other real estate owned	0.68%	0.62%	0.56%	0.51%	0.48%
Accruing loans past due 90 days or more	$9	$16	$8	$10	$6
Ratio of accruing loans past due 90 days or more to loans[1] and leases	0.02%	0.03%	0.02%	0.02%	0.01%
Nonaccrual loans and accruing loans past due 90 days or more	$375	$355	$282	$253	$239
Ratio of nonaccrual loans and accruing loans past due 90 days or more to loans[1] and leases	0.68%	0.64%	0.56%	0.52%	0.49%
Accruing loans past due 30-89 days	$58	$168	$135	$75	$84
Restructured loans included in nonaccrual loans	84	88	88	75	92
Restructured loans on accrual	197	197	79	78	90
Classified loans	1,639	1,477	881	803	799
1 Includes loans held for sale.
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ZIONS BANCORPORATION, N.A.
Press Release – Page 15
October 19, 2020
Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In millions)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Allowance for Loan Losses
Balance at beginning of period[1]	$860	$730	$497	$510	$503
Provision for loan losses	45	161	240	7	8
Loan and lease charge-offs	58	36	13	32	11
Less: Recoveries	6	5	6	10	10
Net loan and lease charge-offs	52	31	7	22	1
Balance at end of period	$853	$860	$730	$495	$510
Ratio of allowance for loan losses to loans[2] and leases, at period end	1.56%	1.56%	1.46%	1.02%	1.04%
Ratio of allowance for loan losses to nonaccrual loans[2] at period end	242%	254%	266%	204%	219%
Annualized ratio of net loan and lease charge-offs to average loans	0.38%	0.23%	0.06%	0.18%	0.01%

Reserve for Unfunded Lending Commitments
Balance at beginning of period[1]	$54	$47	$29	$62	$60
Provision for unfunded lending commitments	10	7	18	(3)	2
Balance at end of period	$64	$54	$47	$59	$62

Allowance for Credit Losses
Allowance for loan losses	$853	$860	$730	$495	$510
Reserve for unfunded lending commitments	64	54	47	59	62
Total allowance for credit losses	$917	$914	$777	$554	$572
Ratio of total allowance for credit losses to loans[2] and leases outstanding, at period end	1.68%	1.66%	1.56%	1.14%	1.17%
Ratio of total allowance for credit losses to loans[2] and leases outstanding (excluding PPP loans), at period end	1.91%	1.88%	1.56%	1.14%	1.17%
1 Beginning balances at March 31, 2020 for the allowance for loan losses and reserve for unfunded lending commitments do not agree to their respective ending balances at December 31, 2019 because of the adoption of the CECL accounting standard; the allowance for loan losses was adjusted to $497 million, the reserve for unfunded lending commitments was adjusted to $29 million on January 1, 2020.
2 Does not include loans held for sale.
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ZIONS BANCORPORATION, N.A.
Press Release – Page 16
October 19, 2020
Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019

Loans held for sale	$14	$—	$—	$—	$—
Commercial:
Commercial and industrial	$158	$172	$135	$110	$97
Leasing	1	1	1	—	1
Owner occupied	81	68	65	65	49
Municipal	—	—	—	—	—
Total commercial	240	241	201	175	147
Commercial real estate:
Construction and land development	—	—	—	—	—
Term	37	23	15	16	29
Total commercial real estate	37	23	15	16	29
Consumer:
Home equity credit line	16	15	14	12	12
1-4 family residential	59	59	43	40	44
Construction and other consumer real estate	—	—	—	—	1
Bankcard and other revolving plans	—	1	1	—	—
Other	—	—	—	—	—
Total consumer	75	75	58	52	57
Total nonaccrual loans	$366	$339	$274	$243	$233

Net Charge-Offs by Portfolio Type
(Unaudited)

(In millions)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Commercial:
Commercial and industrial	$51	$26	$7	$19	$—
Leasing	—	—	—	—	—
Owner occupied	(1)	2	(1)	(1)	(1)
Municipal	—	—	—	—	—
Total commercial	50	28	6	18	(1)
Commercial real estate:
Construction and land development	—	—	—	(1)	—
Term	1	—	—	2	(1)
Total commercial real estate	1	—	—	1	(1)
Consumer:
Home equity credit line	—	—	—	1	—
1-4 family residential	—	—	(1)	(1)	(1)
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	1	2	1	2	3
Other	—	1	1	1	1
Total consumer loans	1	3	1	3	3
Total net charge-offs (recoveries)	$52	$31	$7	$22	$1
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ZIONS BANCORPORATION, N.A.
Press Release – Page 17
October 19, 2020
CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Three Months Ended
	September 30, 2020		June 30, 2020		September 30, 2019
(In millions)	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]
ASSETS
Money market investments	$3,116	0.25%	$1,610	0.35%	$1,413	2.41%
Securities:
Held-to-maturity	672	3.39%	632	3.58%	693	3.66%
Available-for-sale	14,083	1.95%	14,128	2.12%	14,323	2.29%
Trading account	158	4.31%	149	4.29%	135	4.50%
Total securities	14,913	2.04%	14,909	2.20%	15,151	2.37%
Loans held for sale	86	4.32%	125	5.02%	89	3.67%
Loans held for investment:[2]
Commercial - excluding PPP loans	24,909	3.96%	25,773	4.05%	25,284	4.83%
Commercial - PPP loans	6,771	3.03%	5,016	3.14%	—	—%
Commercial real estate	11,986	3.52%	11,866	3.81%	11,849	5.10%
Consumer	11,327	3.60%	11,613	3.66%	11,695	4.22%
Total loans held for investment	54,993	3.68%	54,268	3.83%	48,828	4.75%
Total interest-earning assets	73,108	3.20%	70,912	3.41%	65,481	4.15%
Cash and due from banks	583		617		616
Allowance for credit losses on loans and debt securities	(852)		(724)		(502)
Goodwill and intangibles	1,015		1,014		1,014
Other assets	4,129		4,095		3,643
Total assets	$77,983		$75,914		$70,252
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$32,111	0.11%	$30,094	0.13%	$26,962	0.65%
Time	3,602	0.96%	3,853	1.35%	4,963	1.99%
Total interest-bearing deposits	35,713	0.20%	33,947	0.27%	31,925	0.86%
Borrowed funds:
Federal funds purchased and other short-term borrowings	1,078	0.09%	2,230	0.11%	5,099	2.29%
Long-term debt	1,353	2.32%	1,736	1.93%	1,239	3.65%
Total borrowed funds	2,431	1.33%	3,966	0.91%	6,338	2.56%
Total interest-bearing funds	38,144	0.27%	37,913	0.34%	38,263	1.14%
Noninterest-bearing deposits	30,789		29,053		23,359
Other liabilities	1,406		1,352		1,062
Total liabilities	70,339		68,318		62,684
Shareholders’ equity:
Preferred equity	566		566		566
Common equity	7,078		7,030		7,002
Total shareholders’ equity	7,644		7,596		7,568
Total liabilities and shareholders’ equity	$77,983		$75,914		$70,252
Spread on average interest-bearing funds		2.93%		3.07%		3.01%
Impact of net noninterest-bearing sources of funds		0.13%		0.16%		0.47%
Net interest margin		3.06%		3.23%		3.48%
Memo: total loans and leases, excluding PPP loans	48,222	3.77%	49,252	3.90%	48,828	4.75%
Memo: total cost of deposits		0.11%		0.15%		0.50%
Memo: total deposits and interest-bearing liabilities	68,933	0.15%	66,966	0.19%	61,622	0.71%
1 Rates are calculated using amounts in thousands and the statutory taxable-equivalent rates where applicable.
2 Net of unearned income and fees, net of related costs. Loans include nonaccrual and restructured loans.
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ZIONS BANCORPORATION, N.A.
Press Release – Page 18
October 19, 2020
GAAP to Non-GAAP Reconciliations
(Unaudited)
This press release presents non-GAAP financial measures, in addition to GAAP financial measures, to provide investors with additional information. The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are presented in the following schedules. The Bank considers these adjustments to be relevant to ongoing operating results and provide a meaningful base for period-to-period and company-to-company comparisons. These non-GAAP financial measures are used by management to assess the performance and financial position of the Bank and for presentations of Bank performance to investors. The Bank further believes that presenting these non-GAAP financial measures will permit investors to assess the performance of the Bank on the same basis as that applied by management.
Non-GAAP financial measures have inherent limitations, and are not required to be uniformly applied by individual entities. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
The following are non-GAAP financial measures presented in this press release and a discussion of the reasons for which management uses these non-GAAP measures:
Tangible Book Value per Common Share – this schedule also includes “tangible common equity.” Tangible book value per common share is a non-GAAP financial measure that management believes provides additional useful information about the level of tangible equity in relation to outstanding shares of common stock. Management believes the use of ratios that utilize tangible equity provides additional useful information to management and others about capital adequacy because they present measures of those assets that can generate income.

(In millions, except shares and per share amounts)		September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Tangible Book Value per Common Share
Total shareholders’ equity (GAAP)		$7,668	$7,575	$7,472	$7,353	$7,509
Preferred stock		(566)	(566)	(566)	(566)	(566)
Goodwill and intangibles		(1,016)	(1,014)	(1,014)	(1,014)	(1,014)
Tangible common equity (non-GAAP)	(a)	$6,086	$5,995	$5,892	$5,773	$5,929
Common shares outstanding (in thousands)	(b)	164,009	163,978	163,852	165,057	170,373
Tangible book value per common share (non-GAAP)	(a/b)	$37.11	$36.56	$35.96	$34.98	$34.80
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ZIONS BANCORPORATION, N.A.
Press Release – Page 19
October 19, 2020
GAAP to Non-GAAP Reconciliations
(Unaudited)
Return on Average Tangible Common Equity (“ROTCE”) – this schedule also includes “net earnings applicable to common shareholders, excluding the effects of the adjustments, net of tax” and “average tangible common equity.” ROTCE is a non-GAAP financial measure that management believes provides useful information to management and others about the Bank’s use of shareholders’ equity. Management believes the use of ratios that utilize tangible equity provides additional useful information about performance because they present measures of those assets that can generate income.

		Three Months Ended
(Dollar amounts in millions)		September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Return on Average Tangible Common Equity
Net earnings applicable to common shareholders (GAAP)		$167	$57	$6	$174	$214
Adjustments, net of tax:
Amortization of core deposit and other intangibles		—	—	—	—	—
Net earnings applicable to common shareholders, excluding the effects of the adjustments, net of tax (non-GAAP)	(a)	$167	$57	$6	$174	$214
Average common equity (GAAP)		$7,078	$7,030	$6,924	$6,866	$7,002
Average goodwill and intangibles		(1,015)	(1,014)	(1,014)	(1,014)	(1,014)
Average tangible common equity (non-GAAP)	(b)	$6,063	$6,016	$5,910	$5,852	$5,988
Number of days in quarter	(c)	92	91	91	92	92
Number of days in year	(d)	366	366	366	365	365
Return on average tangible common equity (non-GAAP)	(a/b/c)*d	11.0%	3.8%	0.4%	11.8%	14.2%

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ZIONS BANCORPORATION, N.A.
Press Release – Page 20
October 19, 2020
GAAP to Non-GAAP Reconciliations
(Unaudited)
Efficiency Ratio – this schedule also includes “adjusted noninterest expense,” “taxable-equivalent net interest income,” “adjusted taxable-equivalent revenue,” “pre-provision net revenue (PPNR)” and “adjusted PPNR.” The methodology of determining the efficiency ratio may differ among companies. Management makes adjustments to exclude certain items as identified in the subsequent schedule which it believes allows for more consistent comparability among periods. Management believes the efficiency ratio provides useful information regarding the cost of generating revenue. Adjusted noninterest expense provides a measure as to how well the Bank is managing its expenses, and adjusted PPNR enables management and others to assess the Bank’s ability to generate capital to cover credit losses through a credit cycle. Taxable-equivalent net interest income allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources.

		Three Months Ended
(In millions)		September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Efficiency Ratio
Noninterest expense (GAAP)	(a)	$442	$430	$408	$472	$415
Adjustments:
Severance costs		1	—	—	22	2
Other real estate expense, net		—	—	—	—	(2)
Restructuring costs		1	—	1	15	—
Pension termination-related expense		—	28	—	—	—
Total adjustments	(b)	2	28	1	37	—
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$440	$402	$407	$435	$415
Net interest income (GAAP)	(d)	$555	$563	$548	$559	$567
Fully taxable-equivalent adjustments	(e)	7	6	7	7	7
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	562	569	555	566	574
Noninterest income (GAAP)	(g)	157	117	134	152	146
Combined income (non-GAAP)	(f+g)=(h)	719	686	689	718	720
Adjustments:
Fair value and nonhedge derivative loss		8	(12)	(11)	6	(6)
Securities gains (losses), net		4	(4)	(6)	2	2
Total adjustments	(i)	12	(16)	(17)	8	(4)
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$707	$702	$706	$710	$724
Pre-provision net revenue (PPNR) (non-GAAP)	(h)-(a)	$277	$256	$281	$246	$305
Adjusted PPNR (non-GAAP)	(j)-(c)	267	300	299	275	309
Efficiency ratio (non-GAAP) [1]	(c/j)	62.2%	57.3%	57.7%	61.3%	57.3%
1 Excluding the $30 million charitable contribution, the efficiency ratio for September 30, 2020 would have been 58.0%.
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ZIONS BANCORPORATION, N.A.
Press Release – Page 21
October 19, 2020

		Nine Months Ended
(In millions)		September 30, 2020	September 30, 2019
Efficiency Ratio
Noninterest expense (GAAP)	(a)	$1,279	$1,270
Adjustments:
Severance costs		—	4
Other real estate expense		—	(3)
Debt extinguishment cost		—	—
Amortization of core deposit and other intangibles		—	—
Restructuring costs		2	—
Pension termination-related expense		28	—
Total adjustments	(b)	30	1
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$1,249	$1,269
Net interest income (GAAP)	(d)	$1,665	$1,713
Fully taxable-equivalent adjustments	(e)	21	19
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	1,686	1,732
Noninterest income (GAAP)	(g)	408	410
Combined income (non-GAAP)	(f+g)=(h)	2,094	2,142
Adjustments:
Fair value and nonhedge derivative income (loss)		(15)	(15)
Securities gains (losses), net		(5)	—
Total adjustments	(i)	(20)	(15)
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$2,114	$2,157
Pre-provision net revenue (PPNR)	(h)-(a)	$815	$872
Adjusted PPNR (non-GAAP)	(j)-(c)	865	888
Efficiency ratio (non-GAAP) [1]	(c/j)	59.1%	58.8%
1 Excluding the $30 million charitable contribution, the efficiency ratio for September 30, 2020 would have been 57.7%.
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